Exhibit 32.1
Written Statement of the President and Chief Executive Officer
Pursuant to 18 U.S.C. §1350
     Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned President and Chief Executive Officer of LaCrosse Footwear Inc. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended June 27, 2009 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Date: July 28, 2009

/s/ Joseph P. Schneider
Joseph P. Schneider